Exhibit 17.1

July 3, 2025

Dear Paolo and Martin,

I have read the statements made by Boxabl Inc. (the “Company”) in the draft Form 8-K you have provided to me, which I understand will be filed with the Securities and Exchange Commission. I am in agreement with the statements contained in the draft Form 8-K under Item 5.02.

Sincerely

/s/ Veronica Nkwodimmah Stanaway
Veronica Nkwodimmah Stanaway

Cc:	Martin Costas
CEO